Exhibit 99

DEPARTMENT 56 REPORTS FOURTH QUARTER

AND FULL YEAR 2004 RESULTS

February 17, 2005 — Eden Prairie, MN. — Department 56 (NYSE: DFS), a leading collectible and giftware company, today reported financial results for its fourth quarter and year ending January 1, 2005.

Revenues for the fourth quarter of $42.3 million were up 11% compared to $38.1 million in 2003. Revenues for the fiscal year of $164.7 million were down 6% compared to $175.8 million in 2003.

Net income from continuing operations for the fourth quarter of 2004 was $4.1 million or $0.30 per share compared to $3.6 million or $0.27 per share in the prior year. For fiscal 2004, net income from continuing operations was $25.2 million or $1.86 per share compared to $24.7 million or $1.87 per share in the prior year. Fiscal 2004 net income from continuing operations included the benefit of $3.5 million, or $0.26 per share, from the settlement of litigation net of related expenses. Excluding this settlement and related expenses, net income from continuing operations was $21.6 million or $1.60 per share.

Commenting on 2004 results, Susan Engel, Chairwoman and Chief Executive Officer said, “Although our overall performance continues to be affected by the challenges we face with our Village and figurine products, we were pleased with the continued growth of our remaining lines which were up 10% in 2004.”

Ms. Engel continued, “We were also very pleased with our retail stores 3% same-store sales increase. While we were disappointed with Time to Celebrate revenues and net results during 2004, we continue to believe that our retail businesses are important elements in our effort to offset the continued decline in the Gift & Specialty Channel.”

Fourth Quarter Performance from Continuing Operations

Wholesale Segment
Revenues were up 10% to $36.8 million from $33.5 million in 2003. The increase was principally due to the timing of receipt of product from overseas vendors, which resulted in a higher percentage of 2004 annual sales occurring in the fourth quarter.

The gross margin percentage was 46.8% compared to 48.6% in 2003. The decrease was primarily due to a change in product mix, partially offset by lower provisions for sales returns and credits.

Selling expenses were $4.7 million, or 13% of sales, compared to $3.2 million, or 10% of sales in the prior year. Selling expenses during 2003 were lower due to a reduction in the provision rate for doubtful accounts.

Retail Segment
Revenues were up 19% to $5.5 million from $4.6 million in the prior year. The increase was due to the opening of new retail stores, a same-store sales increase of 4%, and increased Time to Celebrate revenue.

The gross margin percentage was 67.2% compared to 66.0% in 2003. The increase was principally due to the mix of product sales and lower markdowns.

Selling expenses were $2.3 million compared to $2.0 million during 2003, or 42% of sales in both years. The increase was due to operating more retail stores in 2004 compared to 2003 and increased Time to Celebrate operations.

Corporate
Unallocated general and administrative expense decreased $0.8 million, or 10%, from $8.3 million in 2003 to $7.5 million in 2004. The decrease was principally due to a decrease in marketing, distribution and depreciation expenses.

Interest expense was $0.1 million compared to $0.6 million in the prior year. The decrease in interest expense was principally due to a decrease in the amount of average debt outstanding.

Full Year Performance from Continuing Operations

Wholesale Segment
Revenues for the full year decreased 8% to $153.1 million from $166.9 million in the prior year. The decrease in wholesale segment revenue was principally due to a 17% decrease in Village product sales, partially offset by a 2% increase in Giftware product sales.

Gross margin as a percentage of sales was 51.7% compared to 52.8% in the prior year. The decrease was principally due to a change in product mix from higher margin Village product to lower margin Giftware product, partially offset by lower provisions for both excess product, and sales returns and credits.

Selling expenses were $15.5 million compared to $15.9 million in 2003, or 10% of sales in both years.

Retail Segment
Revenues were up 29% to $11.6 million from $8.9 million in the prior year. The increase was due to the opening of new retail stores, a same-store sales increase of 3%, and increased Time to Celebrate revenue.

Gross margin as a percentage of sales was 63.6% compared to 62.3% in the prior year. The increase was principally due to the mix of product sales and lower markdowns.

Selling expenses were $8.2 million, or 71% of sales, compared to $6.4 million, or 72% of sales in the prior year.

Corporate
Unallocated general and administrative expenses decreased $1.4 million, or 4%, from $31.5 million in 2003 to $30.2 million in 2004. The decrease was principally due to a decrease in depreciation and marketing expenses, partially offset by the $0.7 million charge for severance costs related to staff reductions in the third quarter of 2004.

Interest expense was $0.6 million compared to $1.9 million in the prior year. The decrease was primarily due to a decrease in the amount of average debt outstanding.

Accounts receivable at the end of fiscal 2004 were $28.5 million compared to $21.0 million at the end of last year. The increase is principally due to shipping and recognizing sales later in the year compared to 2003 and having two fewer days of cash collections in fiscal 2004 as a result of the year ending on January 1, 2005 compared to January 3, 2004 in fiscal 2003.

Capital expenditures were $2.2 million compared to $2.5 million in 2003.

Discontinued Operations

The Company completed the closing of its Geppeddo subsidiary during the first quarter of 2004 and reclassified its results as discontinued operations for all periods presented. Geppeddo incurred a $1.4 million, or $0.10 per share after-tax loss from discontinued operations in 2004.

Fiscal 2005 Outlook

The Company intends to provide an outlook for fiscal 2005 in conjunction with its release of first quarter 2005 financial results in April. Information on first quarter wholesale orders will be provided at that time.

About Department 56

Department 56, Inc. is a leading collectible and giftware company that recognizes the importance of celebrating life’s extraordinary moments — holidays, special days, and every day. Best known for its lighted Village buildings, Snowbabies™ figurines and extensive holiday and special occasion product lines, the Company designs and develops festive giftware with the highest principles of quality and creativity.

Department 56 sells its products through approximately 13,000 wholesale customers who operate gift, specialty and department store locations in the United States and Canada, Company-operated retail stores, direct mail catalog companies and international distributors. Through its Time to Celebrate™ division, the Company sells holiday and seasonal giftware assortments direct to consumers at home shows. Time to Celebrate had approximately 1,000 independent sales consultants at the end of 2004.

Investors will have the opportunity to listen to the Company’s February 18 conference call over the Internet at www.fulldisclosure.com. To listen to the live call, please go to the web site at least fifteen minutes prior to the 9:00 a.m. ET call. For those who cannot listen to the live broadcast, a replay will be available.

Investor Contacts

Gregg Peters / Paul Hockert

Telephone:  (952) 944-5600

Notes concerning forward-looking statements:

This release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections as of today and are not guarantees of future performance. Any conclusions or expectations expressed in, or drawn from, the statements in this press release concerning matters that are not historical corporate financial results are forward-looking statements that involve risks and uncertainties. Actual results may vary materially from forward-looking statements and the assumptions on which they are based. The Company undertakes no obligation to update or publish in the future any forward-looking statements. Also, please read the bases, assumptions and factors set out in Item 7 in the Company’s Form 10-K for 2003 dated March 17, 2004 and filed under the Securities Exchange Act of 1934, all of which is incorporated herein by reference and applicable to the forward-looking statements set forth herein.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(In thousands, except per share amounts)

	Quarter Ended				52 Weeks Ended		53 Weeks Ended
	January 1,		January 3,		January 1,		January 3,
	2005		2004		2005		2004

NET SALES	$42,338		$38,138		$164,715		$175,837
COST OF SALES	21,395	50.5%	18,781	49.2%	78,248	47.5%	82,136	46.7%

Gross Profit	20,943	49.5%	19,357	50.8%	86,467	52.5%	93,701	53.3%

Selling, general and administrative expenses	14,588	34.5%	13,505	35.4%	53,864	32.7%	53,914	30.7%

OPERATING INCOME FROM CONTINUING OPERATIONS	6,355	15.0%	5,852	15.3%	32,603	19.8%	39,787	22.6%

Interest expense	130	0.3%	550	1.4%	580	0.4%	1,938	1.1%
Litigation settlement	—	0.0%	—	0.0%	(6,871)	-4.2%	—	0.0%
Other, net	(219)	-0.5%	(323)	-0.8%	(414)	-0.3%	(906)	-0.5%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	6,444	15.2%	5,625	14.7%	39,308	23.9%	38,755	22.0%

INCOME TAX PROVISION	2,320	5.5%	2,025	5.3%	14,152	8.6%	14,009	8.0%

INCOME FROM CONTINUING OPERATIONS	4,124	9.7%	3,600	9.4%	25,156	15.3%	24,746	14.1%

LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX	—	0.0%	(6,743)	-17.7%	(1,372)	-0.8%	(8,338)	-4.7%

NET INCOME	$4,124	9.7%	$(3,143)	-8.2%	$23,784	14.4%	$16,408	9.3%

INCOME PER SHARE - BASIC:
INCOME PER SHARE FROM CONTINUING OPERATIONS	$0.31		$0.27		$1.89		$1.89
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	—		(0.51)		(0.10)		(0.64)
EPS - BASIC	$0.31		$(0.24)		$1.78		$1.25

INCOME PER SHARE - ASSUMING DILUTION:
INCOME PER SHARE FROM CONTINUING OPERATIONS	$0.30		$0.27		$1.86		$1.87
LOSS PER SHARE FROM DISCONTINUED OPERATIONS	—		(0.51)		(0.10)		(0.63)
EPS - ASSUMING DILUTION	$0.30		$(0.24)		$1.76		$1.24

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	13,510		13,174		13,342		13,118
ASSUMING DILUTION	13,734		13,302		13,530		13,210

SUPPLEMENTAL INFORMATION -
Depreciation expense (as reported within SG&A)	$938		$1,143		$3,761		$4,469

Reclassifications - Certain reclassifications were made to the quarter and 53 weeks ended January 3, 2004 statements of income in order to conform to the presentation of the quarter and 52 weeks ended January 1, 2005.  These reclassifications had no impact on consolidated net income as previously reported.

DEPARTMENT 56, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)

ASSETS

	January 1,	January 3,
	2005	2004
CURRENT ASSETS:
Cash and cash equivalents	$44,906	$17,457
Accounts receivable, net	28,488	20,999
Inventories	15,998	12,189
Other current assets	7,349	7,274
Current assets of discontinued operations	—	11,657
Total current assets	96,741	69,576

PROPERTY AND EQUIPMENT, net	15,933	17,664
GOODWILL, TRADEMARKS AND OTHER, net	51,491	51,631
OTHER ASSETS	3,223	3,433
	$167,388	$142,304

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,858	$6,322
Income tax payable	1,547	3,513
Other current liabilities	6,872	6,379
Current liabilities of discontinued operations	—	3,938
Total current liabilities	15,277	20,152

OTHER LIABILITIES	2,929	3,015
DEFERRED TAXES	5,425	4,841
STOCKHOLDERS’ EQUITY	143,757	114,296
	$167,388	$142,304

Reclassifications - Certain reclassifications were made to the January 3, 2004 condensed consolidated balance sheets in order to conform to the presentation of the January 1, 2005 condensed consolidated balance sheet.  These reclassifications had no impact on consolidated net income or retained earnings as previously reported.

DEPARTMENT 56, INC.

SEGMENTS OF THE COMPANY AND RELATED INFORMATION FROM CONTINUING OPERATIONS (UNAUDITED)

(In thousands)

					52 Weeks		53 Weeks
	Quarter Ended				Ended		Ended
	January 1,		January 3,		January 1,		January 3,
	2005		2004		2005		2004
WHOLESALE:
Village sales	$17,996	48.9%	$17,747	53.0%	$71,447	46.7%	$86,592	51.9%
Giftware sales	18,812	51.1%	15,747	47.0%	81,692	53.3%	80,303	48.1%

Net sales	36,808	100.0%	33,494	100.0%	153,139	100.0%	166,895	100.0%
Gross margin	17,225	46.8%	16,292	48.6%	79,106	51.7%	88,133	52.8%
Selling expenses	4,747	12.9%	3,229	9.6%	15,520	10.1%	15,942	9.6%
Income from operations	12,478	33.9%	13,063	39.0%	63,586	41.5%	72,191	43.3%

RETAIL:
Net sales	5,530	100.0%	4,644	100.0%	11,576	100.0%	8,942	100.0%
Gross margin	3,718	67.2%	3,065	66.0%	7,361	63.6%	5,568	62.3%
Selling expenses	2,323	42.0%	1,953	42.1%	8,188	70.7%	6,442	72.0%
Income (loss) from operations	1,395	25.2%	1,112	23.9%	(827)	-7.1%	(874)	-9.8%

OTHER -
Unallocated general and administrative expenses	(7,518)		(8,323)		(30,156)		(31,530)

CONSOLIDATED:
Net sales	42,338		38,138		164,715		175,837
Income from operations	6,355	15.0%	5,852	15.3%	32,603	19.8%	39,787	22.6%

The Company has two reportable segments - wholesale and retail.  Although the product produced and sold for each segment is similar, the type of customer for the product and the method used to distribute the product are different.  The segmentation of these operations also reflects how the Company’s chief executive officer (the “CEO”) currently reviews the results of these operations.  Income from operations for each reporting segment includes specifically identifiable operating costs such as cost of sales and selling expenses.  General and administrative expenses are generally not allocated to specific operating segments and are therefore reflected in the other category.  Other components of the statement of operations, which are classified below income from operations, are also not allocated by segment.  In addition, the Company generally does not account for or report assets, capital expenditures, or depreciation and amortization by segment.  All transactions between operating segments have been eliminated and are not included in the table above.

Reclassifications - Certain reclassifications were made to the quarter and 53 weeks ended January 3, 2004 segment information in order to conform to the presentation of the quarter and 52 weeks ended January 1, 2005.  These reclassifications had no impact on consolidated net income as previously reported.